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AT&T Reports 20 Percent Adjusted EPS Growth, Record-Low Fourth-Quarter Postpaid Churn, Solid Smartphone Gains and Continued
Strong U-verse Momentum in Fourth-Quarter Results

Full-Year 2013: Adjusted Revenue Gains of Nearly 2 Percent, Upper-Single Digit Adjusted EPS Growth and Nearly $23 Billion Returned to Shareowners

▪	$1.31 diluted EPS in the fourth quarter compared to $(0.68) diluted EPS in the year-ago period. Excluding significant items, EPS was $0.53 versus $0.44, up 20.5 percent year over year

▪	For full-year 2013, excluding significant items and Advertising Solutions, EPS was up 8.2 percent

▪	Fourth-quarter consolidated revenues of $33.2 billion, up 1.8 percent versus the year-earlier period

▪	More than 2 million new wireless and wireline high speed broadband connections added in the fourth quarter

▪	Full-year capital investment of $21 billion while exceeding Project VIP objectives

▪
$1.9 billion in share buybacks with 54 million shares repurchased in the fourth quarter; for the full year, the company repurchased 366 million shares, or more than 6 percent of shares outstanding, for $13.0 billion

▪	Nearly $23 billion returned to shareowners in 2013 through dividends and share repurchases

Nation’s Most Reliable 4G LTE Network Drives Revenue Growth, Smartphone Gains and Lowest-Ever Fourth-Quarter Postpaid Churn

▪	Wireless service revenues up 4.8 percent versus the year-ago quarter, total revenues up 4.5 percent

▪	Wireless data revenues up 16.8 percent versus the year-earlier period

▪	Total postpaid ARPU up 2.1 percent; phone-only ARPU up 3.9 percent

▪	Wireless operating income up $1.4 billion, or 54 percent; wireless EBITDA up $1.5 billion, or 35 percent; wireless operating income margin of 21.4 percent; EBITDA service margin of 37.4 percent

▪	Lowest-ever fourth-quarter postpaid churn at 1.11 percent

▪	More than one-half million branded smartphone net adds, both postpaid and prepaid

▪	1.2 million new postpaid smartphones added (both upgrades and new subscribers); smartphones account for a record 93 percent of postpaid phone sales

▪	More than 1 million AT&T Next sales, 15 percent of all postpaid smartphone gross adds and upgrades

▪	566,000 wireless postpaid net adds

▪	440,000 branded tablet net adds

U-verse® Drives Wireline Consumer Growth and Broadband Gains

▪	Wireline consumer revenue growth of 2.9 percent versus the year-earlier period

▪	Total U-verse revenues, including business, up 27.9 percent year over year, now a $13 billion annualized revenue stream

▪	10.7 million total U-verse subscribers (TV and high speed Internet) in service:

o	630,000 high speed Internet subscriber net adds; record annual net adds of 2.7 million

o	194,000 U-verse TV subscribers added, lowest churn in product history

▪	Continued U-verse broadband gains in the business customer segment, up 78,000, nearly doubling year-ago net adds

▪	Strategic business services growth accelerates with revenues up 17.4 percent year over year, now more than 25 percent of wireline business revenues

Note: AT&T's fourth-quarter earnings conference call will be broadcast live via the Internet at 4:30 p.m. ET on Tuesday, Jan. 28, 2014, at www.att.com/investor.relations.

DALLAS, January 28, 2014 — AT&T Inc. (NYSE:T) today reported solid fourth-quarter results with strong revenue and EPS growth driven by continued gains in the company’s key growth drivers — mobile and IP data, U-verse and strategic business services.

“2013 was the year of the network,” said Randall Stephenson, AT&T chairman and CEO. “With Project VIP, we’re delivering faster speeds and new services to millions more customers. And growth on these platforms is going strong. We exceeded build targets across the board. Our 4G LTE network is nearly complete and is the nation’s most reliable with lightning-fast speeds. U-verse is rapidly expanding, and our fiber-to-the-business build is off to a fast start.

“The next steps are to make our networks even more powerful and layer on services that will drive new growth in the years ahead. We have good momentum in areas like connected car, home automation and mobile business solutions. We’re also committed to transforming our operations to make them more responsive and efficient. To that end, we’ve launched Project Agile, a broad set of initiatives to streamline and improve every part of our business. Execution has begun and will be a focus area for us in 2014 and beyond.”

Fourth-Quarter Financial Results

For the quarter ended December 31, 2013, AT&T's consolidated revenues totaled $33.2 billion, up 1.8 percent versus the year-earlier period. Compared with results for the fourth quarter of 2012, operating expenses were $20.9 billion versus $38.5 billion; operating income was $12.2 billion compared to a loss of $6.0 billion; and operating income margin was 36.9 percent compared to (18.3) percent. Adjusted operating expenses were $28.0 billion, compared to an adjusted $28.4 billion in the year-ago quarter, down 1.4 percent; operating income was $5.2 billion versus $4.2 billion a year ago; and operating income margin was 15.5 percent, up from 12.9 percent last year.

Fourth-quarter 2013 net income attributable to AT&T totaled $6.9 billion, or $1.31 per diluted share, compared to $(3.9) billion, or $(0.68) per diluted share, in the year-earlier quarter. Adjusting for $0.89 from the non-cash actuarial gain on benefit plans and $(0.11) from other significant items (which included charges of $0.07 from debt redemption costs and $0.06 from employee separations, and a $0.02 gain from the sale of América Móvil shares), earnings per share was $0.53 compared to an adjusted $0.44 in the year-ago quarter, an increase of 20.5 percent.

Fourth-quarter 2013 cash from operating activities totaled $7.9 billion, and capital expenditures totaled $5.5 billion. Free cash flow — cash from operating activities minus capital expenditures — totaled $2.5 billion.

Full-Year Results

For full year 2013, compared with 2012 results, AT&T's consolidated revenues totaled $128.8 billion versus $127.4 billion; when excluding the divested Advertising Solutions business unit, revenues were up 1.9 percent for the year. Operating expenses reflect actuarial gains on benefit plans and were $98.3 billion, compared with $114.4 billion, down 14.1 percent; net income attributable to AT&T was $18.2 billion versus $7.3 billion; and earnings per diluted share was $3.39, compared with $1.25 in the prior year. With adjustments for both years, earnings per share totaled $2.50, compared with $2.31, an increase of 8.2 percent.

AT&T's full-year cash from operating activities was $34.8 billion, down from a record $39.2 billion in 2012 reflecting higher cash tax payments, timing of working capital payments and wireless device financing related to the AT&T Next program. Capital expenditures, including capitalized interest, totaled $21.2 billion versus $19.7 billion in 2012, as AT&T began its Project Velocity IP (Project VIP) build. Full-year free cash flow was $13.6 billion.

As part of its Project VIP-related LTE deployment, the company now covers nearly 280 million POPs. The company’s LTE deployment is expected to be substantially complete by this summer.

Share Repurchases

During the quarter, the company repurchased 54 million of its shares for $1.9 billion. In 2013, the company repurchased 366 million shares, or more than 6 percent of outstanding shares, for $13.0 billion. The company expects to make future repurchases opportunistically.

Outlook

AT&T is on track to deliver the financial targets laid out with Project VIP. It expects solid revenue and earnings per share growth with stable margins while returning substantial value to shareowners.

In 2014, AT&T expects continued consolidated revenue growth in the 2 to 3 percent range, including strength in wireless service and wireline consumer revenues. The company also expects stable consolidated margins with continued improvement in wireless margins helping offset Project VIP pressure in wireline. Adjusted earnings per share growth is expected to be in the mid-single digit range excluding any impact from future share buybacks.

AT&T expects capital expenditures in the $21 billion range. Free cash flow is expected to be in the $11 billion range.

2014 outlook assumes no lift from the economy and excludes adjustments such as non-cash mark-to-market benefit-plan adjustments. It also excludes any impact from the planned acquisition of Leap Wireless.

WIRELESS OPERATIONAL HIGHLIGHTS

Reflecting the quality of the nation’s most reliable 4G LTE network, AT&T delivered strong wireless revenue growth and postpaid ARPU gains, continued expansion of its high-value smartphone base and its lowest-ever fourth-quarter postpaid churn.* Highlights included:

Wireless Service Revenues Grow 4.8 Percent. Total wireless revenues, which include equipment sales, were up 4.5 percent year over year to $18.4 billion. Wireless service revenues increased 4.8 percent in the fourth quarter to $15.7 billion. Wireless data revenues increased 16.8 percent from the year-earlier quarter to $5.7 billion. Fourth-quarter wireless operating expenses totaled $14.5 billion, down 3.9 percent versus the year-earlier quarter, and wireless operating income was $3.9 billion, up 53.8 percent year over year.

Phone-Only Postpaid ARPU Increases 3.9 Percent. Postpaid phone-only ARPU increased 3.9 percent versus the year-earlier quarter. Total postpaid subscriber ARPU, which includes high-margin but lower-ARPU tablets, increased 2.1 percent versus the year-earlier quarter. This marked the 20th consecutive quarter AT&T has posted a year-over-year increase in postpaid ARPU. Postpaid data ARPU increased 15.4 percent versus the year-earlier quarter.

Smartphones and Tablets Drive Postpaid Growth. AT&T posted a net increase in total wireless subscribers of 809,000 in the fourth quarter. Subscriber additions for the quarter included postpaid net adds of 566,000. Postpaid net adds include 299,000 smartphones. Total branded smartphone net adds (both postpaid and prepaid) were 529,000. Total branded tablet net adds were 440,000.

Connected device net adds were 398,000. Prepaid had a net loss of 32,000 subscribers primarily due to declines in session-based tablets; however, prepaid revenues increased both year over year and sequentially. Reseller had a net loss of 123,000 subscribers primarily due to losses in low-revenue 2G subscriber accounts.

Record-Low Fourth-Quarter Postpaid Churn. The company had its lowest-ever fourth-quarter postpaid churn of 1.11 percent compared to 1.19 percent in the year-ago quarter. Total churn was stable at 1.43 percent versus 1.42 percent in the year-ago quarter. The strength of the network helped drive lower churn. About 90 percent of postpaid subscribers are on Mobile Share, FamilyTalk® or business plans, all of which have significantly lower churn than other postpaid subscribers.

Smartphones Reach Record 93 Percent of Phone Sales. AT&T added 1.2 million postpaid smartphones in the fourth quarter. At the end of the quarter, 77 percent, or 51.9 million, of AT&T's postpaid phone subscribers had smartphones, up from 70 percent, or 47.1 million, a year earlier. The company sold 7.9 million smartphones in the quarter. More than 1 million of those smartphone sales were on the new AT&T Next program. Smartphones accounted for a record 93 percent of postpaid phone sales in the quarter. AT&T’s ARPU for smartphones is twice that of non-smartphone subscribers. More than half of AT&T’s postpaid smartphone customers now use an LTE device, and 77 percent use a 4G-capable device (LTE/HSPA+).

Mobile Share Passes 21 Million Connections. Mobile Share plans now represent more than 21 million connections, or about 29 percent of postpaid subscribers. The number of Mobile Share accounts reached 7.1 million in the fourth quarter with an average of about three devices per account. Take rates on the higher-data plans continue to be strong with 30 percent of Mobile Share accounts choosing 10 gigabyte or higher plans.

The number of subscribers on usage-based data plans (tiered data and Mobile Share plans) continues to increase. About 73 percent, or 37.7 million, of postpaid smartphone subscribers are on usage-based data plans. This compares to 31.7 million a year ago. About 80 percent of customers on usage-based data plans have chosen the medium- and higher-data plans: 24 percent have chosen the higher plans, compared to 13 percent in the year-ago quarter.

Wireless Margins Expand. Wireless margins reflect lower year-over-year smartphone sales and upgrades, further revenue gains from the company’s growing high-quality smartphone subscriber base and the impact from AT&T Next. AT&T’s fourth-quarter wireless operating income margin was 21.4 percent versus 14.5 percent in the year-earlier quarter. AT&T’s wireless EBITDA service margin was 37.4 percent, compared with 29.1 percent in the fourth quarter of 2012. (EBITDA service margin is operating income before depreciation and amortization, divided by total service revenues.)

WIRELINE OPERATIONAL HIGHLIGHTS

AT&T's fourth-quarter wireline results were led by continued wireline consumer revenue growth, strong U-verse gains and accelerating growth in strategic business services. Highlights included:

Wireline Revenues Up Sequentially. Total fourth-quarter wireline revenues were $14.7 billion, down 1.4 percent versus the year-earlier quarter and up 0.3 percent sequentially. Wireline service revenues were down 0.7 percent year over year. Total U-verse revenues grew 27.9 percent year over year and were up 7.0 percent versus the third quarter of 2013. Fourth-quarter wireline operating expenses were $13.3 billion, up 1.0 percent versus the fourth quarter of 2012. AT&T’s wireline operating income totaled $1.5 billion, down 18.8 percent versus the fourth quarter of 2012. Fourth-quarter wireline operating income margin was 9.9 percent, down versus 12.0 percent in the year-earlier quarter, primarily due to declines in voice revenues, success-based growth, U-verse content costs and costs incurred as part of Project VIP.

Consumer Revenues Increase 2.9 Percent. Revenues from residential customers totaled $5.6 billion, an increase of 2.9 percent versus the fourth quarter a year ago and up 1.3 percent sequentially. Continued strong growth in consumer IP data services in the fourth quarter more than offset lower revenues from voice and legacy products. U-verse, which includes TV, high speed Internet and voice over IP, now represents 57 percent of wireline consumer revenues, up from 46 percent in the year-earlier quarter. Consumer U-verse revenues grew 26.8 percent year over year and were up 6.8 percent versus the third quarter of 2013.

Record-Low U-verse TV Churn. Total U-verse subscribers (TV and high speed Internet) reached 10.7 million in the fourth quarter. U-verse TV had the lowest-ever churn in its history. U-verse TV added 194,000 subscribers in the fourth quarter with an increase of 924,000 for the full year to reach 5.5 million in service. AT&T has more pay TV subscribers than any other telecommunications company.  U-verse high speed Internet had a record fourth-quarter net gain of 630,000 subscribers, to reach a total of 10.4 million, and a record annual increase of 2.7 million, or 34 percent. Overall, total wireline broadband subscribers were essentially flat in the quarter but grew year over year. Total wireline broadband ARPU was up more than 7 percent year over year. Total U-verse high speed Internet subscribers now represent 63 percent of all wireline broadband subscribers compared with 47 percent in the year-earlier quarter.

About 59 percent of U-verse broadband subscribers have a plan delivering speeds up to 12 Mbps or higher. In the fourth quarter, more than 90 percent of new U-verse TV customers also signed up for U-verse high speed Internet. About two-thirds of AT&T U-verse TV subscribers take three or four services from AT&T. ARPU for U-verse triple-play customers continues to be more than $170.  U-verse TV penetration of customer locations continues to grow and was at 21 percent at the end of the fourth quarter.

Strategic Business Services Revenue Growth Accelerating. Total revenues from business customers were $8.8 billion, down 3.4 percent versus the year-earlier quarter, and were essentially flat from the third quarter. Business service revenues declined 2.4 percent year over year and were down 0.3 percent compared with the third quarter of 2013. Overall, declines in legacy products were partially offset by continued double-digit growth in strategic business services. Revenues from these services, the next-generation capabilities that lead AT&T's most advanced business solutions — including VPN, Ethernet, cloud, hosting and other advanced IP services — grew 17.4 percent versus the year-earlier quarter. These services represent a $9 billion annualized revenue stream and are more than a quarter of business wireline revenues. During the fourth quarter, the company also added 78,000 business U-verse high speed broadband subscribers.

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About AT&T

AT&T Inc. (NYSE:T) is a premier communications holding company and one of the most honored companies in the world. Its subsidiaries and affiliates – AT&T operating companies – are the providers of AT&T services in the United States and internationally. With a powerful array of network resources that includes the nation’s most reliable 4G LTE network, AT&T is a leading provider of wireless, Wi-Fi, high speed Internet, voice and cloud-based services. A leader in mobile Internet, AT&T also offers the best wireless coverage worldwide of any U.S. carrier, offering the most wireless phones that work in the most countries.  It also offers advanced TV service with the AT&T U-verse® brand. The company’s suite of IP-based business communications services is one of the most advanced in the world.

Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at http://www.att.com/aboutus or follow our news on Twitter at @ATT, on Facebook at http://www.facebook.com/att and YouTube at http://www.youtube.com/att.

© 2014 AT&T Intellectual Property. All rights reserved. AT&T, the AT&T logo and all other marks contained herein are trademarks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

*Reliability claim based on data transfer completion rates on nationwide 4G LTE networks. 4G LTE availability varies.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at www.att.com/investor.relations. Accompanying financial statements follow.

NOTE: EBITDA is defined as operating income before depreciation and amortization. EBITDA differs from Segment Operating Income (loss), as calculated in accordance with U.S. generally accepted accounting principles (GAAP), in that it excludes depreciation and amortization. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of EBITDA, as presented, may differ from similarly titled measures reported by other companies.

NOTE: Free cash flow is defined as cash from operations minus capital expenditures. We believe this metric provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as a measure of cash available to pay debt and return cash to shareowners.

NOTE: Adjusted Operating Income, Adjusted Operating Expenses, Adjusted Operating Revenues, Adjusted Operating Income Margin and Adjusted diluted EPS are non-GAAP financial measures calculated by excluding from operating revenues, operating expenses and equity in net income of affiliates certain significant items that are non-operational or non-recurring in nature, including dispositions. Management believes that these measures provide relevant and useful information to investors and other users of our financial data in evaluating the effectiveness of our operations and underlying business trends.  Adjusted Operating Income, Adjusted Operating Expenses, Adjusted Operating Revenues, Adjusted Operating Income Margin and Adjusted diluted EPS should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP. Our calculations of Adjusted Operating Income and Adjusted diluted EPS, as presented, may differ from similarly titled measures reported by other companies.